EXHIBIT 12.1
CAMDEN PROPERTY TRUST
STATEMENT REGARDING COMPUTATION OF RATIOS
FOR THE FIVE YEARS ENDED DECEMBER 31, 2006
(in thousands, except for ratio amounts)

	2006 (4)	2005 (3)	2004 (2)	2003 (1)	2002
EARNINGS BEFORE FIXED CHARGES:
Income from continuing operations	$128,968	$155,126	$26,303	$22,061	$35,210
Add: income allocated to minority interests	23,163	9,616	13,939	14,943	14,634
Less: equity in income of joint ventures	(5,156)	(10,049)	(356)	(3,200)	(366)

	146,975	154,693	39,886	33,804	49,478
Distributed income of joint ventures	—	—	1,390	1,107	1,632
Less: interest capitalized	(20,627)	(17,513)	(9,332)	(15,068)	(10,923)
Less: preferred distribution of subsidiaries	(7,000)	(7,028)	(10,461)	(12,747)	(12,872)

Total earnings before fixed charges	119,348	130,152	21,483	7,096	27,315

FIXED CHARGES:
Interest expense	118,344	111,548	78,260	74,036	70,093
Interest capitalized	20,627	17,513	9,332	15,068	10,923
Accretion of discount	694	687	609	684	529
Amortization of deferred financing charges	3,813	3,739	2,697	2,633	2,165
Interest portion of rental expense	864	823	668	610	576
Preferred distribution of subsidiaries	7,000	7,028	10,461	12,747	12,872

Total fixed charges	151,342	141,338	102,027	105,778	97,158

Total earnings and fixed charges	$270,690	$271,490	$123,510	$112,874	$124,473

RATIO OF EARNINGS TO FIXED CHARGES	1.79	1.92	1.21	1.07	1.28

(1)	Earnings include a $2,590 impact related to gain on sales of properties. Excluding this impact, the ratio would be 1.04.

(2)	Earnings include a $1,642 impact related to gain on sales of properties. Excluding this impact, the ratio would be 1.19.

(3)	Earnings include a $132,914 impact related to gain on sales of properties. Excluding this impact, the ratio would be 0.98.

(4)	Earnings include a $97,452 impact related to gain on sales of properties. Excluding this impact, the ratio would be 1.14.

INTEREST COVERAGE RATIO
Total revenues	$634,960	$572,993	$410,900	$377,957	$373,051
Total expenses	(585,437)	(550,875)	(372,656)	(346,743)	(323,932)
Income from discontinued operations	6,434	8,249	8,357	7,410	10,248
Add: Depreciation and amortization	162,323	168,444	97,427	95,581	90,607
Add: Depreciation of discontinued operations	1,350	6,549	11,453	12,494	14,520
Add: Interest expense	118,344	111,548	78,260	74,036	70,093
Add: Interest expense of discontinued operations	—	—	954	1,378	1,406

Total	$337,974	$316,908	$234,695	$222,113	$235,993

Total interest expense	$118,344	$111,548	$79,214	$75,414	$71,499

INTEREST COVERAGE RATIO	2.9	2.8	3.0	2.9	3.3